Company Contact:	Public Relations Contact:
Michele Hart-Henry	Lindsay Rubin
I-trax, Inc.	Edelman
(610) 459-2405 x109	(212) 704-8227
meharthenry@i-trax.com	lindsay.rubin@edelman.com

FOR IMMEDIATE RELEASE

I-TRAX ANNOUNCES THIRD QUARTER RESULTS
Record Revenues and Record Growth Rate; 234 Operational Sites

CHADDS FORD, PA, November 8, 2007 -- I-trax, Inc. (Amex: DMX), the leading provider of integrated health and productivity management, today reported financial results for the third quarter ended September 30, 2007.

Highlights

For the third quarter ended September 30, 2007, I-trax reported net revenue of $35.1 million and a net loss of $(0.8) million after recognition of $0.8 million non-cash lease termination expense, compared to net revenue of $30.5 million and net income of $0.2 million for the year-ago quarter.  As of September 30, 2007, I-trax was providing services at 234 sites, a net increase of nine sites during the quarter.

Net loss applicable to common stockholders was $(0.9) million, or $(0.02) per diluted share, compared to $(78,000), or $0.00 per diluted share, for the year-ago quarter.  Before recognition of the non-cash lease termination expense, quarter’s net loss applicable to common stockholders was $(141,000) compared to $(78,000) for the third quarter of 2006.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the quarter ended September 30, 2007 were $1.4 million before recognition of the lease termination expense compared to $1.4 million in the prior year period.  As the Company reported in its second quarter results, the lease termination expense resulted from the Company buying out its current lease in anticipation of moving to a new 50,000 square foot office building for the Company’s Nashville location.  This amount was paid on the Company’s behalf by its new landlord and will be repaid by the Company over the 11-year lease for the new facility.

Commenting on these results, Frank A. Martin, chairman, said, “Our rate of revenue growth continued to accelerate to 15.3% during the third quarter, in line with our expectations at the beginning of the year.  This is our fourth consecutive quarter of accelerating revenue growth.  Our net revenue of $35.1 million represents a new record.  Our sales opportunity pipeline continued to grow and we have closed a substantial number of very high profile accounts.  We are extremely positive about our future prospects.  Our pipeline of submitted proposals remains very high.  During the quarter, we were awarded our largest multi-site deal thus far, involving 15 total health centers for a major chemical company.  We expect to open one of these sites each month commencing in the fourth quarter.  We were also awarded what could be the largest pharmacy in the country serving a large customer in the southeast.  This pharmacy will be co-located with a primary care center and will once again prove the value of our integrated services. This facility is expected to open early in the fourth quarter of 2008.

“Our gross profit year to date grew by $2.7 million compared to the same period of the prior year.  Our gross margin for the nine month period was 24.2%.

“Consistent with our strategy of investing in the business of the future, during the third quarter we spent about $1.0 million of general and administrative expenses for research and development and sales and marketing. Additionally, during the third quarter we committed to relocate Company operations in Nashville in the spring of 2008.  This move is necessary to allow for our anticipated growth over the next several years.  This commitment represents an additional investment based upon our confidence in the future without increasing our annual ongoing rent expense.

“We continue to achieve higher visibility in the marketplace and are being acknowledged as a leader in the workplace health industry.  Our research has produced several peer-reviewed articles that serve to prove our value proposition in tangible ways.  We are also rolling out new clinical support technology platforms to our pharmacies and health centers that will give us scalability, greater operating efficiency and sustained clinical excellence.

“Accelerating revenue growth, a robust pipeline of new business opportunities and an outstanding record for patient safety and clinical excellence are all tangible evidence that the investment and initiatives we have pursued for the last 18 to 24 months are bearing fruit.  We are confident that we are on the right track and that our strategy will result in strong future earnings and equity appreciation for our stockholders.”

During the third quarter the Company received two notable commendations: it achieved Certified Supplier Status for 2007 for the Eastman Kodak Company for excellence in providing clinical services at Kodak’s Rochester, NY headquarters; and the Disease Management Association of America award for 2007 Outstanding Journal Article – Disease Management Leadership.  Commenting on these recognitions, Dr. Raymond J. Fabius, president and chief medical officer, said, “Receiving awards for both our clinical services as well as our cutting edge research is validation of our efforts to meet our clients’ needs today and into the future.”

As previously announced, the Company entered into an agreement with McKesson that will not only supply the Company’s pharmaceuticals for its clients, but will also allow the Company to leverage McKesson’s pharmacy clinical technologies and automated systems.  These technology synergies are expected to result in cost savings and further enhance patient safety.

Net Revenue

Net revenue for the quarter was $35.1 million, an increase of $4.7 million over the year-ago quarter.  This increase represents a top line growth over the year-ago quarter of 15.3%.  Pass-through pharmaceutical purchases for the third quarter were $37.4 million.  Net revenue growth was primarily attributable to the addition of 23 net new facilities subsequent to the third quarter of 2006.  Same site revenue also increased slightly during the quarter ended September 30, 2007 as compared to last year’s third quarter.

Expenses

For the first three quarters of 2007, operating expenses were $78.3 million, or 75.8% of net revenue, compared to $68.8 million, or 75.6% of net revenue, for the first three quarters of 2006.  Accordingly, gross margin decreased slightly to 24.2% for 2007 compared to 24.4% for 2006.

General and administrative expenses declined to 20.3% of net revenue for the third quarter of 2007 from 21.1% of net revenue for the prior year quarter.  General and administrative expenses for the third quarter and prior year quarter were $7.1 million and $6.4 million, respectively.  The reduction in general and administrative expense as a percent of revenue was achieved despite an increase in the investment rate in research and development and sales and marketing for the third quarter of 2007 of $0.3 million compared to the third quarter of 2006.  Non-cash stock compensation expense was approximately $0.4 million for the third quarter of 2007.  General and administrative expenses excluding non-cash stock compensation, research and development, and sales and marketing were 16.2% of net revenue compared to 17.5% of net revenue in the same period last year.

Net Income and EBITDA

Net loss for the third quarter of 2007 was $(0.8) million after consideration of $0.8 million of lease termination expense.  For the third quarter of 2007, EBITDA was $1.4 million (before consideration of lease termination expense).  Net income (loss) and EBITDA amounts including non-cash stock compensation for the third quarter of 2007 and 2006 are as follows ($ in thousands):

	September 30, 2007	September 30, 2006
Net income (loss)	$(800)	$204
Interest	116	113
Taxes	149	234
Depreciation and amortization	1,169	885
Lease termination expense	780	--
EBITDA before consideration of lease termination expense	$1,414	$1,436

	September 30, 2007	September 30, 2006
Net income (loss) applicable to common stockholders	$(921)	$(78)
Lease termination expense	780	--
Net income (loss) applicable to common stockholders before consideration of lease termination expense	$(141)	$(78)

Cash Flow and Balance Sheet

Cash and cash equivalents increased during the nine months ended September 30, 2007 by $2.2 million.  Cash used in operations and for investment activities was $0.8 million and $1.9 million, respectively, through September 30, 2007.  Financing activities provided cash of $4.8 million, of which $4.3 million constituted draws on the Company’s credit facility.  Investments were mainly for software, technology licenses, and enhancements of systems to improve operational efficiency.

The Company’s board of directors recently approved capital expenditures in the fourth quarter of 2007 of approximately $1.9 million to further enhance our ability to rapidly deploy our strategic systems and to support the rapid growth in anticipated number of additional sites expected over the next 9 to 18 months.  These expenditures will also enhance the Company’s clinical operating systems and ability to report value received to our clients.  With the improved scalability of the Company’s technology platforms it expects to leverage today’s investments for future earnings growth.

On September 30, 2007, I-trax had cash of $8.7 million and bank debt of $13.4 million, compared with $6.6 million and $9.1 million, respectively, at December 31, 2006.  The Company’s current ratio has strengthened to 1.59 at the end of the third quarter from 1.12 at December 31, 2006.

Conference Call

I-trax will host a conference call at 4:30 p.m. EST today.  During the call, Frank A. Martin, chairman, R. Dixon Thayer, chief executive officer, Dr. Raymond J. Fabius, president and chief medical officer, and Bradley S. Wear, chief financial officer, will discuss the Company’s financial and operating results.  The telephone number for the conference call is (888) 880-7167.  Investors may also listen to the conference call on the I-trax website, www.i-trax.com, by selecting the conference link on the Investor Information page.

Investors may access an encore recording of the conference call for one week by calling (888) 880-7231; the pin number is 118430# / 20071023170970#.  The encore recording will be available approximately two hours after the conference call concludes.  Investors may also access a recording of this call on the I-trax website, www.i-trax.com, where a replay of the webcast will be available for 90 days after the call.

Non-GAAP Financial Measures

The Company makes use of EBITDA which is not a recognized term under generally accepted accounting principles, or “GAAP,” and should not be considered as an alternative to net income or net cash used in operating activities, which are GAAP measures.  The Company believes EBITDA is a useful performance indicator for measuring the growth of the Company’s core operations.  The Company reconciles EBITDA to net income below.

About I-trax

I-trax is a leading provider of integrated workplace health and productivity management solutions. Serving over 105 clients at 234 locations nationwide, I-trax offers on-site health centers through its CHD Meridian Healthcare, LLC subsidiary, which delivers primary care, acute care corporate health, occupational health and pharmacy care management services, as well as integrated disease management, wellness and disability management programs. I-trax provides a comprehensive solution utilizing telephonic and e-health tools to enhance the trusted relationship established by our clinicians at the worksite. CHD Meridian is focused on making the workplace safe, helping companies achieve employer of choice status, and reducing costs while improving the quality of care received and the productivity of the workforce. Managing employer-sponsored health centers for over 40 years, some of CHD Meridian Healthcare’s clients include:  BMW, Blue Ridge Paper, Coors Brewing Company, Coushatta Casino Resort, Deutsche Bank, Eastman Chemical, Fieldale Farms, Horizon Blue Cross Blue Shield of New Jersey, Lowes, Toyota and UnumProvident.  For more information, visit www.chdmeridian.com.

Safe Harbor Statement:  This press release contains forward-looking statements that are based on current expectations and assumptions, which involve a number of risks and uncertainties.  Investors are cautioned that these statements may be affected by certain important factors, and consequently, actual operations and results may differ, possibly materially, from those expressed in such statements.  The important factors include, but are not limited to: demand for the Company’s products and services and the Company’s ability to execute new service contracts; uncertainty of future profitability; general economic conditions; the risk associated with a significant concentration of revenue with a limited number of customers; and the Company’s ability to renew and maintain contracts with existing customers under existing terms.  I-trax undertakes no obligation to update or revise any forward-looking statement.  These and other risks pertaining to I-trax are described in greater detail in I-trax's filings with the Securities and Exchange Commission.

Attached: Balance sheet, statement of operations and reconciliation of a non-GAAP financial measure.

I-TRAX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(in thousands, except share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006

Net revenue	$35,148	$30,495	$103,234	$91,061

Costs and expenses:
Operating expenses	26,618	22,622	78,280	68,849
General and administrative expenses	7,118	6,437	21,793	18,356
Lease termination expense	780	-	780	-
Depreciation and amortization	1,155	826	3,004	2,513
Total costs and expenses	35,671	29,885	103,857	89,718

Operating profit (loss)	(523)	610	(623)	1,343

Interest	116	113	424	342
Amortization of financing costs	14	59	72	172
Other	(2)	-	(1,421)	-
Income (loss) before provision for income taxes	(651)	438	302	829

Provision for income taxes	149	234	428	414

Net income (loss)	(800)	204	(126)	415

Less preferred stock dividend	121	282	467	902

Net loss applicable to common stockholders	$(921)	$(78)	$(593)	$(487)

Net loss per common share:
Basic and diluted	$(0.02)	$0.00	$(0.01)	$(0.01)

Weighted average shares
Basic and diluted	40,949,053	36,462,797	39,938,780	35,875,461

Reconciliation of net loss to EBITDA

Net income (loss)	$(800)	$204	$(126)	$415
Add: Depreciation and amortization	1,169	885	3,076	2,685
Add: Provision for income taxes	149	234	428	414
Add: Interest	116	113	424	342
EBITDA	$634	$1,436	$3,802	$3,856

I-TRAX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	September 30, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$8,708	$6,558
Accounts receivable, net	24,863	21,704
Other current assets	1,278	1,526
Total current assets	34,849	29,788

Property, plant and equipment, net	4,736	3,377
Intangible assets, net	68,865	70,181
Other assets	36	41

Total assets	$108,486	$103,387

Liabilities and stockholders' equity

Current liabilities
Accounts payable	$7,730	$10,376
Other accruals and liabilities	14,256	16,189
Total current liabilities	21,986	26,565

Other long term liabilities	18,177	11,131
Total liabilities	40,163	37,696

Stockholders' equity
Preferred Stock	0	1
Common Stock	41	35
Paid in capital	140,138	136,623
Accumulated deficit	(71,856)	(70,968)
Total stockholders' equity	68,323	65,691

Total liabilities and stockholders' equity	$108,486	$103,387